Exhibit 10.13
FIRST AMENDMENT TO
SEVERANCE AGREEMENT
     This FIRST AMENDMENT to the Severance Agreement (the “Severance Agreement”) dated April 1, 1999 by and between STEPHEN W. SOLOMON (“Employee”) and THE ST. JOE COMPANY, a Florida corporation (the “Company”), shall be effective as of January 1, 2008.
     WHEREAS, the Company and the Employee previously entered into the Severance Agreement in order to provide for severance benefits to the Employee in certain circumstances if Employee’s employment with the Company terminated in connection with a Change in Control;
     WHEREAS, as a result of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and the Employee desire to amend the Severance Agreement in order that its provisions comply with the requirements of such Code section, including, without limitation, the time and form of payment requirements of Code Section 409A;
     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employee and the Company, intending to be legally bound, hereby amend the Severance Agreement as follows:
     1. Section 6 of the Severance Agreement shall be amended by adding the following sentence to the end thereof as flush language:
“Notwithstanding anything in this Section 6 to the contrary, if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination, then the lump sum amount payable to the Employee under this Section 6 shall be paid instead to the Employee in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Employee’s death, and not before.”
     2. Section 7 of the Severance Agreement shall be amended by adding the following sentence to the end thereof as additional flush language:
“Notwithstanding anything in this Section 7 to the contrary, if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination, then the lump sum amount payable to the Employee under this Section 7 shall be paid instead to the Employee in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Employee’s death, and not before.”

     3. Section 8(b) of the Severance Agreement shall be amended by adding the following to the end thereof:
     “The amount payable under this Section 8(b) shall be paid to Employee in a lump sum within eight days after the termination of the Employee’s employment under Section 5, provided, however, that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination of employment, then such amount shall be paid instead to the Employee in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Employee’s death, and not before.”
     4. Section 8(c) of the Severance Agreement shall be amended by adding the following to the end thereof:
“For purposes of this Section 8(c), the term “group insurance plans” shall mean and shall be limited to the plans, programs, practices and policies that constitute bona fide welfare benefits within the meaning of U.S. Treasury Regulations Section 1.409A-1(a)(5), it being intended that the amounts to which the Employee or the Employee’s family shall be entitled under this Section 8(c) shall not constitute “deferred compensation” subject to Code Section 409A. Any health benefits provided by the Company pursuant to this section shall either be excludible from gross income pursuant to Code sections 105 or 106 or paid for by the Employee on an after-tax basis.”
     5. Section 9(b) of the Agreement shall be amended by deleting the following sentence from said Section:
“If a gross-Up payment is determined to be payable, it shall be paid to the Employee within five days after the Determination is delivered to the Company or the Employee.”
     6. Section 9 of the Severance Agreement shall be amended by the addition of the following as new Section 9(e):
“Notwithstanding any provision of this Severance Agreement to the contrary, any Gross-Up Payment due to the Employee under this Severance Agreement shall not be made until Employee has terminated his employment with the Company. Employee shall be paid the initial Gross-Up Payment due to him under this Severance Agreement, if any, in a single sum, within eight days after the later of (i) the receipt of the Accounting Firm’s determination, or (ii) Employee’s Date of Termination; provided, however, that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination, then any Gross-Up Payment payable upon Employee’s termination of employment, if any, shall be paid instead to the Employee in a lump sum on the earlier of (x) the date which is six months following his Date of Termination and (y) the date of the Employee’s death, and not before. All Gross-Up Payments by the Company to Employee under this Severance Agreement shall be paid in any event no later than the last day of the Employee’s taxable year following the taxable year in which the Employee remits the taxes to which a payment to the Employee by the Company relates.”
     7. Section 11 of the Severance Agreement shall be amended by adding the following new Section 11(j):
“(j) Code Section 409A. For any amount hereunder, the determination of whether the Employee is a “specified employee” within the meaning of Section 409A of the Code as of his date of termination shall be determined by the Company under procedures adopted by the Company.”
     8. Section 11 of the Severance Agreement shall be amended by adding the following new Section 11(k):
“(f) Determination of Actual Payment Date. Whenever the Agreement provides for a payment to the Executive hereunder within a specified number of days (such as “within eight days”) the actual date of payment within such period shall be determined by the Company in its sole discretion.”
     9. The Severance Agreement shall be amended by revising the phrase “within five business days” to read “within eight days” wherever it appears.
     IN WITNESS WHEREOF, the Employee and the Company have executed and delivered this First Amendment on the date(s) set forth below, but effective as of the date set forth above.

THE ST. JOE COMPANY
Date: January 12, 2009	By:	/s/ Rusty Bozman
Rusty Bozman
Vice President — Human Resources

EMPLOYEE
Date: December 31, 2008	/s/ Stephen W. Solomon
Stephen W. Solomon

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